Exhibit 21
Subsidiaries of Horizon Lines, Inc.
     Set forth is a list of the subsidiaries of Horizon Lines, Inc. as of December 21, 2008 and their respective jurisdictions of organization.

Name of Subsidiary	Jurisdiction
Horizon Lines Holding Corp.	Delaware
Hawaii Stevedores, Inc.	Hawaii
Horizon Logistics Holdings, LLC	Delaware
Horizon Lines, LLC	Delaware
Horizon Lines of Puerto Rico, Inc.	Delaware
Horizon Lines of Alaska, LLC	Delaware
Horizon Lines of Guam, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
H-L Distribution Service, LLC	Delaware
Horizon Logistics, LLC	Delaware
Aero Logistics, LLC	Delaware
Sea-Logix, LLC	Delaware
Horizon Services Group, LLC	Delaware
Chenega Logistics, LLC	Alaska